For Immediate Release
February 26, 2025

Southwest Gas Holdings, Inc. Reports Fourth Quarter and Full-Year 2024 Financial Results
Delivers 8.1% Utility ROE and Earnings Growth of ~8.0% Year-over-Year
O&M/Customer Flat Year-over-Year Reflecting Progress on Utility Cost Optimization
Initiated 2025 Utility Net Income and Capital Expenditures Guidance and Forward-Looking Utility Net Income CAGR and Rate Base CAGR Guidance
LAS VEGAS – February 26, 2025 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas Holdings” or “Company”) today reported fourth quarter 2024 consolidated net income of $92.5 million, or $1.28 per diluted share, and adjusted consolidated net income of $100.1 million, or $1.39 per diluted share. For the full-year ended December 31, 2024, consolidated net income was $198.8 million, or $2.76 per diluted share, and adjusted consolidated net income was $227.9 million, or $3.16 per diluted share. These results compared to consolidated net income of $72.9 million, or $1.01 per diluted share, and adjusted consolidated net income of $86.2 million, or $1.20 per diluted share for the fourth quarter of 2023, and consolidated net income of $150.9 million, or $2.13 per diluted share, and adjusted consolidated net income of $258.5 million, or $3.64 per diluted share, for the full year ended December 31, 2023.
The utility, Southwest Gas Corporation (“Southwest Gas”), reported fourth quarter 2024 net income of $97.2 million, and full-year 2024 net income of $261.2 million, compared to net income of $91.7 million and $242.2 million, respectively, for the same periods in 2023. Adjusted Southwest Gas net income was $95.2 million and $248.6 million for the fourth quarter and full-year 2023, respectively.
“In 2024, we made excellent progress advancing our strategic priorities, delivering improved outcomes for our stakeholders and continuing our transformation into a premier, pure-play natural gas utility," said Karen Haller, President and Chief Executive Officer at Southwest Gas Holdings. “With the successful IPO of Centuri Holdings, Inc. and onboarding of Chris Brown as Centuri’s President and CEO, we remain focused on completing a full separation efficiently,” continued Haller.
“At the utility, we delivered net income growth of nearly 8% through the execution of our regulatory strategy, effective cost management, and strong customer growth in our service territories. Our full-year 2024 utility net income results were $18 million above the high end of our expected range. This net income growth resulted in continued ROE improvement, with the utility now having delivered above 8% ROE for the second straight year,” added Haller.
“We expect outcomes of our currently pending rate cases to provide further incremental improvement to financial results going forward, reflecting the value of the investments we have made to serve our customers and support economic activity,” Haller continued.
“I am proud of our entire team’s hard work to ensure a safe and reliable natural gas system, execute our regulatory strategy, and move our transformation forward over the past year. I am optimistic that these efforts will enable us to deliver on our commitments to all of our stakeholders, while contributing to our strong communities for years to come,” Haller concluded.

2024 Southwest Gas Holdings Operational and Financial Highlights
•In April 2024, completed initial public offering (“IPO”) of Centuri Holdings, Inc. (NYSE: CTRI) (“Centuri”) common stock, with net proceeds used primarily to repay a portion of Centuri debt;
•Finished 2024 with more than $360 million in cash, and have ample liquidity to address 2025 plans. Extended $550 million term loan credit agreement in the third quarter of 2024, which now matures on July 31, 2025;
•$45.4 million lower overall net loss compared to the prior year. Full-year 2024 corporate and administrative expenses include $44.3 million in term loan and revolving credit facility-related interest expense and $8.2 million related to Centuri separation costs;
•Non-GAAP adjustments to fourth quarter and full-year 2024 earnings primarily related to the amortization of intangible assets at Centuri and Centuri-related separation costs.
SOUTHWEST GAS HOLDINGS, INC.
SUMMARY OPERATING RESULTS
(In thousands, except per share items)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Results of Consolidated Operations
Contribution to net income - natural gas distribution	$97,185	$91,661	$261,176	$242,226
Contribution to net income (loss) - utility infrastructure services	8,134	(5,250)	(13,086)	19,652
Contribution to net income (loss) - pipeline and storage	—	—	—	(16,288)
Corporate and administrative loss	(12,863)	(13,542)	(49,275)	(94,701)
Net income	$92,456	$72,869	$198,815	$150,889
Adjusted net income(1)	$100,111	$86,219	$227,934	$258,548
Diluted earnings (loss) per share	$1.28	$1.01	$2.76	$2.13
Diluted adjusted earnings per share	$1.39	$1.20	$3.16	$3.64
Weighted average diluted shares	72,141	71,916	72,032	70,990
(1) For a reconciliation of non-GAAP financial measure of Adjusted net income and its comparable GAAP measure of Net income (loss), see the table later in this press release.
Business Segment Highlights
Southwest Gas / Natural Gas Distribution Segment Overview:
•Delivered utility return on year-end equity of 8.1%;
•Approximately 41,000 new meter sets (1.8% growth rate) added during the 12 months ended December 31, 2024;
•Achieved full-year utility gross margin of $0.7 billion and record annual operating margin of $1.3 billion;
•In April 2024, annual revenue increase of ~$59 million approved in Nevada, which included an increase in allowed return on equity (9.5%) and an equity capitalization structure of 50%;

•Filed three rate cases:
◦$126 million general rate case in Arizona in February 2024 (final decision expected March 2025);
◦~$13 million1 general rate case for Great Basin in March 2024 (in effect September 2024, subject to refund, with final decision expected April 2025); and
◦~$50 million general rate case in California in September 2024 (final decision expected end of 2025 and rates in effect in 2026);
•Operations and maintenance (“O&M”) expenses were flat, on a per customer basis, in 2024 as compared to 2023, reflective of cost discipline;
•$859 million capital investment (on an accrual basis) during 2024, a ~15% increase from 2023;
•Fully recovered deferred purchased gas cost balances from the winter of 2022-2023;
•Finished the year with $311 million in cash;
•Extended $400 million revolving credit facility to August 2029;
•#1 in Customer Satisfaction with Residential Natural Gas Service in the West among Large Utilities by J.D. Power 5 years in a row2.
Southwest Gas / Natural Gas Distribution - Fourth Quarter 2024
The natural gas distribution segment recorded net income of $97.2 million in the fourth quarter of 2024, compared to net income of $91.7 million and adjusted net income of $95.2 million in the fourth quarter of 2023. This increase was driven primarily by increases in operating margin and lower O&M expense, partially offset by lower other income, higher depreciation and amortization expenses, and higher interest expense.
Key drivers of fourth quarter 2024 performance as compared to fourth quarter 2023 performance include:
•Increased operating margin by $30 million compared to the fourth quarter 2023, primarily driven by ~$22 million related to new general rates in Nevada (effective April 2024) to recover costs and investments made on behalf of customers through October 2023, and to a lesser extent, the California attrition increase. Customer growth resulted in ~$3 million of increased margin quarter-over-quarter. The remainder of margin improvement relates primarily to revenue associated with the impacts of certain rate components of infrastructure trackers, the Nevada variable interest expense rate mechanism, and a $2.6 million unfavorable out-of-period adjustment related to net cost of gas sold;
•A $2.9 million decrease in O&M expense compared to the fourth quarter of 2023, primarily related to reduction in other contractor and professional services. These decreases, along with others, were partially offset by general cost increases in a variety of areas, including leak survey and line locating costs;
1 Updated to reflect actual costs as of August 2024; original revenue increase requested was $16 million
2 Southwest Gas received the highest score in the West Large segment (serving 400,000 or more residential customers) of the J.D. Power 2020-2024 U.S. Gas Utility Residential Customer Satisfaction Studies of customers’ satisfaction nationally among gas residential customers. Visit jdpower.com/awards for more details.

•Depreciation and amortization increased $5.7 million compared to the fourth quarter of 2023 due to a 7.6% increase in average gas plant in service, as well as higher regulatory account amortization ($1.8 million);
•Other income decreased $13.6 million compared to the fourth quarter of 2023, driven by a $4.6 million decrease in interest income related to carrying charges associated with regulatory account balances, including the purchased gas adjustment (“PGA”) mechanisms (which was partially offset by higher interest earned on elevated comparable cash balances), a $4.7 million decrease in Company-owned Life Insurance (“COLI”) results, and a $0.8 million decrease in the allowance for equity funds used during construction, along with higher donations and other deductions. These decreases were partially offset by a $3.1 million prior year loss on the disposition of a company property and $1.0 million lower non-service-related components of employee pension and other postretirement benefit costs;
•Interest expense increased $5.3 million compared to the fourth quarter of 2023, due to higher variable debt costs, including interest expense accrued associated with regulatory account balances, including the PGA mechanisms;
•Income tax expense was $1.5 million higher compared to the fourth quarter of 2023 due to higher pre-tax income; and
•The recorded fourth quarter 2024 earnings did not include any adjustments, while adjustments to recorded fourth quarter 2023 earnings included ~$4 million of collective after-tax consulting fees related to the utility cost optimization initiative.
Southwest Gas / Natural Gas Distribution - Full Year 2024
The natural gas distribution segment recorded net income of $261.2 million in 2024, compared to net income of $242.2 million and adjusted net income of $248.6 million in 2023. This increase was driven primarily by increases in operating margin, partly offset by lower other income and COLI results, higher interest expense, depreciation and amortization expenses, O&M expense, and income tax expense.
Key drivers of 2024 performance as compared to 2023 include:
•Increased operating margin by $72.5 million compared to 2023. Customer growth provided approximately $12 million as approximately 41,000 first-time meter sets were added in 2024, and combined rate relief across all our service territories added approximately $66 million of incremental margin. Favorable impacts ($9.2 million, combined) were also realized in connection with certain rate components of infrastructure trackers and the Nevada variable interest rate expense mechanism. Furthermore, late fee assessments on customer account balances provided approximately $3 million in incremental margin. Offsetting these increases was a decrease in recoveries associated with regulatory programs, totaling $6.8 million for which an associated comparable decrease is also reflected in amortization expense (discussed below). In addition, certain immaterial out-of-period corrections occurred in both 2023 and 2024 resulting in an unfavorable variance between comparative periods, primarily driven by an $8 million favorable adjustment in 2023. Customary gas used in operations (the effects of which are offset in O&M expense) also reduced operating margin ($4 million);
•A $9.2 million, or 1.8%, increase in O&M expense compared to 2023, which is flat on a per customer basis. The slightly higher O&M expense was primarily driven by higher direct labor and leak survey and line locating activities partially offset by lower external and professional services (the majority of which related to utility optimization consulting fees in 2023);
•Depreciation and amortization increased $7.6 million, or 2.6%, year-over-year, including from a $720 million, or 7.4%, increase in average gas plant in service compared to 2023, partially offset by $6.8 million lower regulatory account amortization when compared to the prior year. The increase in gas plant in service was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure;
•Other income decreased $16.4 million compared to 2023, reflecting $17.2 million lower interest income, primarily related to carrying charges associated with the reduction in the deferred purchased gas cost balance and interest on other regulatory account balances (which was partially offset by higher interest earned on elevated comparable cash balances);
•Interest expense increased $12.4 million compared to 2023, due to higher variable debt costs, as well as interest expense accrued associated with regulatory account balances, including the PGA mechanisms as well as the higher debt component of the allowance for funds used during construction;
•Income tax expense was $6.3 million higher in 2024 compared to 2023 due to higher pre-tax income; and
•The recorded 2024 earnings did not include any adjustments, while adjustments to recorded full year 2023 recorded earnings included $6.3 million of collective after-tax consulting fees related to the utility optimization initiative.
Southwest Gas / Natural Gas Distribution Segment Guidance and Outlook:
The Company has initiated the following forward-looking guidance for Southwest Gas, as follows:

(in millions, except percentages)	Current Estimates
2025 Southwest Gas net income guidance(1)	$265 - $275
2025 Capital expenditures in support of customer growth, system improvements, and pipe replacement programs	~$880
2025 - 2029 Southwest Gas adjusted net income CAGR(2)	6.0% - 8.0%
2025 - 2029 Capital expenditures	$4,300
2025 - 2029 Southwest Gas rate base CAGR(2)	6.0% - 8.0%
(1) Assumes $3 - $5 million COLI earnings.
(2) Net income and rate base compound annual growth rate: base year 2025.

Centuri / Utility Infrastructure Services Segment Overview:
•Revenues of $2.6 billion in 2024, a decrease of $262 million, or 9%, compared to 2023;
•Operating income of $86.8 million in 2024, a decrease of $49.6 million compared to 2023;
•In April 2024, paid down $316 million of debt from proceeds of the successful IPO;
•Acquired the remaining interest in Linetec Services, LLC previously held by noncontrolling parties;
•Appointed Chris Brown as President and Chief Executive Officer effective December 3, 2024.

Centuri / Utility Infrastructure Services - Fourth Quarter 2024
The utility infrastructure services segment recorded net income of $8.1 million and adjusted net income of $13.3 million in the fourth quarter of 2024, compared to a net loss of $(5.3) million and adjusted net income of $1.0 million in the fourth quarter of 2023. Results benefited from increased storm restoration services, including residual work related to Hurricane Helene and the impact of Hurricane Milton in October, which collectively drove a $47 million increase in storm restoration services revenues versus the prior year period.
Key drivers of Centuri’s fourth quarter 2024 performance as compared to fourth quarter 2023 include:
•$47 million higher storm restoration services revenue versus the prior year period, resulting from the continued impacts of Hurricane Helene and the impact of Hurricane Milton in October. These benefits were partially offset by lower U.S. gas infrastructure services margins at Centuri, which were negatively impacted by unfavorable mix of work as well as $43 million lower offshore wind revenues when compared with the same period in 2023;
•$2.6 million lower severance costs when compared with the fourth quarter of 2023;
•Interest expense was lower by $5 million compared to the fourth quarter of 2023, reflective of lower outstanding debt balances; and
•Non-GAAP adjustments to recorded fourth quarter 2024 earnings included $1 million of collective net after-tax strategic review costs, while the recorded fourth quarter 2023 earnings included a comparable amount of such costs. Amortization of acquired intangible assets for fourth quarter 2024 included $4 million of after-tax costs and $5 million of after-tax costs for the comparable 2023 period.
Centuri / Utility Infrastructure Services - Full Year 2024
The utility infrastructure services segment recorded a net loss of $13.1 million and adjusted net income of $9.8 million in 2024, compared to net income of $19.7 million and adjusted net income of $42.3 million in 2023.
Key drivers of Centuri’s 2024 performance as compared to 2023 include:
•$262 million, or 9%, decrease in revenues compared to 2023, driven by a reduction in offshore wind revenues of $114 million, partially offset by an increase in emergency restoration services revenue of approximately $50 million. The remaining decrease primarily relates to a reduction in net volumes under existing customer master services agreements (“MSAs”) stemming primarily from delayed or unfavorable regulatory decisions faced by key customers;
•$202 million, or 8%, decrease in infrastructure services expenses compared to 2023, primarily due to decreased work under offshore wind projects and changes in mix of work;
•Depreciation and amortization decreased $10 million year-over-year, driven by a number of small tools becoming fully depreciated in 2023 and more efficient utilization of existing fixed assets in recent periods; and
•Non-GAAP adjustments recorded in 2024 earnings included $3.5 million of net after-tax strategic review and IPO costs, while 2023 earnings included $2.5 million of such after-tax costs. Amortization of acquired intangible assets for the 2024 year end included $17.5 million of after-tax costs and $20.1 million of after-tax costs for the comparable 2023 period. Additionally, an adjustment was recorded for accounts receivable securitization fees and debt extinguishment loss ($1.9 million, after-tax) for the 2024 year end, while no such cost was incurred nor adjusted in the comparable 2023 period.
Centuri Separation Update
Southwest Gas Holdings will update investors on its plans with respect to the balance of its 81% ownership stake held in Centuri at a future date. This may include a sale of Centuri shares, a potential exchange of Centuri shares for Southwest Gas Holdings shares, a distribution of Centuri shares to Southwest Gas Holdings shareholders, or some combination thereof. Southwest Gas Holdings remains committed to pursuing a pure-play utility strategy through an exit of its remaining interest in Centuri, and the IPO put the Company on a path to achieving that objective.
Conference Call and Webcast
Southwest Gas Holdings will host a conference call on Wednesday, February 26, 2025 at 11:00 a.m. ET to discuss its fourth quarter and full year 2024 results. The associated press releases and presentation slides are available at https://investors.swgasholdings.com.
The call will be webcast live on the Company's website at www.swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (800) 836-8184 or international (646) 357-8785. The webcast will be archived on the Southwest Gas Holdings website.
Southwest Gas Holdings currently has two business segments:
Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe, reliable, sustainable, and affordable service while innovating additional energy solutions to fuel the growth in its communities.
Centuri Holdings, Inc. is a strategic infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada. Southwest Gas Holdings owns approximately 81% of the stock of Centuri Holdings, Inc.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company” or “Southwest Gas Holdings”), Southwest Gas Corporation (the “Utility” or “Southwest Gas”), Centuri Holdings, Inc. and Centuri Group, Inc. (“Centuri”) and their expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding and expectations for financial performance in 2025 and the future. In addition, the statements under headings pertaining to “Southwest Gas / Natural Gas Distibution Segment Guidance and Outlook” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company, Utility, and Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, statements regarding the proposed transaction structure and timing of a separation of our remaining interest, the timing and impact of executing (or not executing) such transaction alternatives, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the impacts of construction activity at Centuri, the potential for, and the impact of, a credit rating downgrade, the costs to integrate new businesses, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, and the impacts of stock market volatility. For purposes of any forward-looking consolidated financial information at Southwest Gas Holdings, full consolidation of Centuri has been modeled in this release. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance regarding segment revenues, margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected, that increases in costs will be timely incorporated in contracts and revenues, that customer materials will be available timely to efficiently complete projects, or that inefficiencies in the mix of work will not result, nor can it provide assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s, Centuri’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP measures include (i) adjusted consolidated earnings (loss) per diluted share, (ii) adjusted consolidated net income, (iii) natural gas distribution segment adjusted net income (loss), (iv) natural gas distribution segment operating margin, (v) pipeline and storage segment adjusted net income (loss), (vi) utility infrastructure services segment adjusted net income (loss), and (vii) adjusted corporate and administrative net loss. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance. Adjusted consolidated net income (loss) for the twelve- months ended December 31, 2024 and 2023 includes adjustments to add back expenses, for 2023, related to the MountainWest Pipelines Holding Company (“MountainWest”) acquisition and integration expenses, along with losses on disposal groups held for sale, including goodwill impairment impacts and estimated selling costs, other costs associated with the sale, consulting fees related to Utility optimization opportunity identification, benchmarking, and assessment, for 2024, losses related to the early extinguishment of debt as well as securitization transaction fees at our infrastructure services segment, and, for 2024 and 2023, the strategic review, and costs incurred to facilitate the separation of Centuri. For the three-months ended December 31, 2024 and 2023, adjusted consolidated net income (loss) includes adjustments to add back expenses, for 2023, related to consulting fees related to Utility optimization opportunity identification, benchmarking, and assessment, for 2024, losses related to the early extinguishment of debt as well as securitization transaction fees at our infrastructure services segment, and, for 2024 and 2023 the strategic review and other costs incurred to facilitate a separation of Centuri . Management believes that it is appropriate to adjust for expenses related to the MountainWest acquisition and integration, for losses on held for sale businesses and for related costs, along with costs to facilitate a separation of Centuri, and losses related to the early extinguishment of debt as well as securitization transaction fees at our infrastructure services segment, because they are expenses and charges that will not recur following these events. Management also believes it is appropriate to adjust for expenses related to the consulting fees related to Utility optimization and strategic review, because these matters are unique and outside of the ordinary course of business for the Company. The amortization of certain acquisition intangible assets applies to our utility infrastructure services segment adjusted net income (loss) and therefore applies to adjusted net income at the Company consolidated level as well. We believe this adjustment is a common adjustment in the infrastructure services industry and that this adjustment allows investors to more clearly compare earnings performance with Centuri peer performance; as such, beginning with the first quarter of 2024, the Company has presented this adjustment now that Centuri has completed its IPO and is a public company. For comparison, the Company has recast adjusted net income for all comparative periods in 2023, to add amortization of certain intangible assets in order to align the presentation of adjusted net income between periods, including related tax effects.
Management also uses the non-GAAP measure operating margin related to its natural gas distribution operations. Southwest Gas recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under PGA mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest Gas’ profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest Gas’ financial performance. Operating margin also forms a basis for Southwest Gas’ various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest Gas’ financial performance in a rate-regulated environment. (The Southwest Gas Holdings, Inc. Consolidated Earnings Digest included herein provides reconciliations for these non-GAAP measures.)

We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses. Following Centuri’s IPO, we are no longer reporting Utility infrastructure Services EBITDA and Adjusted EBITDA. Centuri will report those metrics in its own earnings materials.
Contacts

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Sean Corbett
Vice President of Investor Relations and Treasurer	Manager, Corporate Communications
Phone: (702) 364-3135	Phone: (702) 876-7219
justin.forsberg@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

Three Months Ended December 31,	2024	2023
Consolidated Operating Revenues	$1,270,137	$1,367,531

Net income applicable to Southwest Gas Holdings	$92,456	$72,869

Weighted Average Common Shares	71,916	71,672

Basic Earnings (Loss) Per Share	$1.29	$1.02

Diluted Earnings (Loss) Per Share	$1.28	$1.01

Reconciliation of Gross margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$225,729	$197,950
Plus:
Operations and maintenance (excluding Admin & General) expense	79,081	82,944
Depreciation and amortization expense	82,432	76,699
Operating Margin	$387,242	$357,593

Twelve Months Ended December 31,	2024	2023
Consolidated Operating Revenues	$5,112,445	$5,433,972

Net Income (loss) applicable to Southwest Gas Holdings	$198,815	$150,889

Weighted Average Common Shares	71,841	70,787

Basic Earnings (Loss) Per Share	$2.77	$2.13

Diluted Earnings (Loss) Per Share	$2.76	$2.13

Reconciliation of Gross margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$696,964	$640,955
Plus:
Operations and maintenance (excluding Admin & General) expense	325,152	316,246
Depreciation and amortization expense	303,095	295,462
Operating Margin	$1,325,211	$1,252,663

Reconciliation of non-GAAP financial measure of Adjusted net income (loss) and Adjusted diluted earnings (loss) per share and their comparable GAAP measure of Net income (loss) and Diluted earnings (loss) per share is presented below. Note that the comparable GAAP measures related to net income (loss) are also included in Note 13 - Segment Information in the Company’s December 31, 2024 Form 10-K.
Amounts in thousands, except per share amounts

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net income applicable to Natural Gas Distribution (GAAP)	$97,185	$91,661	$261,176	$242,226
Plus:
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	—	4,717	—	8,326
Income tax effect of adjustment above(1)	—	(1,132)	—	(1,999)
Adjusted net income applicable to Natural Gas Distribution	$97,185	$95,246	$261,176	$248,553

Net income (loss) applicable to Utility Infrastructure Services (GAAP)	$8,134	$(5,250)	$(13,086)	$19,652
Plus:
Strategic review, including Centuri separation	1,479	1,588	4,074	3,365
Income tax effect of adjustment above(1)	(363)	(397)	(540)	(841)
Accounts receivable securitization fees and Debt extinguishment loss	—	—	2,525	—
Income tax effect of adjustment above(1)	—	—	(620)	—
Amortization of intangible assets(2)	5,385	6,663	23,132	26,670
Income tax effect of adjustment above(1)	(1,321)	(1,635)	(5,676)	(6,543)
Adjusted net income applicable to Utility Infrastructure Services	$13,314	$969	$9,809	$42,303

Net loss applicable to Pipeline and Storage (GAAP)(2)	$—	$—	$—	$(16,288)
Plus:
Goodwill impairment	—	—	—	21,215
Income tax effect of adjustment above(1)	—	—	—	6,196
Nonrecurring stand-up costs associated with integrating MountainWest	—	—	—	2,565
Income tax effect of adjustment above(1)	—	—	—	(616)
Adjusted net income applicable to Pipeline and Storage	$—	$—	$—	$13,072

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net loss - Corporate and administrative (GAAP)	$(12,863)	$(13,542)	$(49,275)	$(94,701)
Plus:
Goodwill impairment and loss on sale and sale-related expenses	—	11	—	52,064
Income tax effect of adjustment above(1)	—	(3)	—	(12,496)
MountainWest stand-up, integration, and transaction-related costs	—	—	—	291
Income tax effect of adjustment above(1)	—	—	—	(70)
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	—	833	—	1,470
Income tax effect of adjustment above(1)	—	(200)	—	(353)
Centuri separation costs	3,256	3,822	8,188	11,073
Income tax effect of adjustment above(1)	(781)	(917)	(1,964)	(2,658)
Adjusted net loss applicable to Corporate and administrative	$(10,388)	$(9,996)	$(43,051)	$(45,380)

Net income applicable to Southwest Gas Holdings (GAAP)	$92,456	$72,869	$198,815	$150,889
Plus:
Goodwill impairment and loss on sale and sale-related expenses	—	11	—	73,279
Accounts receivable securitization fees and Debt extinguishment loss	—	—	2,525	—
MountainWest stand-up, integration, and transaction-related costs	—	—	—	2,856
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	—	5,550	—	9,796
Strategic review and Centuri separation	4,735	5,410	12,262	14,438
Amortization of intangible assets(2)	5,385	6,663	23,132	26,670
Income tax effect of adjustment above(1)	(2,465)	(4,284)	(8,800)	(19,380)
Adjusted net income applicable to Southwest Gas Holdings	$100,111	$86,219	$227,934	$258,548

Weighted average shares - diluted	72,141	71,916	72,032	70,990

Earnings per share:
Diluted earnings per share	$1.28	$1.01	$2.76	$2.13
Adjusted consolidated earnings per diluted share	$1.39	$1.20	$3.16	$3.64
(1) Calculated using the Company’s blended statutory tax rate of 24%, except for items pertaining to the Utility Infrastructure Services segment which was calculated using a blended statutory tax rate of ~25% and Goodwill impairment which was calculated using an effective tax rate of ~23%. Certain Settlement agreement costs are non-deductible for tax purposes, in addition to a component of the impairment loss that was a permanent item without tax basis thereby lowering the 2023 tax benefit by $11.2 million.

(2) The information for 2023 reflects activity related to the period from January 1, 2023 to February 13, 2023 (the last full day of ownership).

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Results of Consolidated Operations
Contribution to net income (loss) - natural gas distribution	$97,185	$91,661	$261,176	$242,226
Contribution to net income (loss) - utility infrastructure services	8,134	(5,250)	(13,086)	19,652
Contribution to net income (loss) - pipeline and storage	—	—	—	(16,288)
Corporate and administrative loss	(12,863)	(13,542)	(49,275)	(94,701)
Net income	$92,456	$72,869	$198,815	$150,889

Basic earnings per share	$1.29	$1.02	$2.77	$2.13
Diluted earnings per share	$1.28	$1.01	$2.76	$2.13

Weighted average common shares	71,916	71,672	71,841	70,787
Weighted average diluted shares	72,141	71,916	72,032	70,990

Results of Natural Gas Distribution
Regulated operations revenues	$553,059	$702,216	$2,475,216	$2,499,564
Net cost of gas sold	165,817	344,623	1,150,005	1,246,901
Operating margin	387,242	357,593	1,325,211	1,252,663
Operations and maintenance expense	130,591	133,457	520,820	511,646
Depreciation and amortization	82,432	76,699	303,095	295,462
Taxes other than income taxes	22,551	21,770	88,965	87,261
Operating income	151,668	125,667	412,331	358,294
Other income (deductions)	5,300	18,939	54,276	70,661
Net interest deductions	43,662	38,332	162,257	149,830
Income before income taxes	113,306	106,274	304,350	279,125
Income tax expense	16,121	14,613	43,174	36,899
Contribution to consolidated results - natural gas distribution	$97,185	$91,661	$261,176	$242,226

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Results of Utility Infrastructure Services
Utility infrastructure services revenues	$717,078	$665,315	$2,637,229	$2,899,276
Operating expenses:
Utility infrastructure services expenses	649,985	612,318	2,415,101	2,617,402
Depreciation and amortization	33,433	34,464	135,345	145,446
Operating income	33,660	18,533	86,783	136,428
Other income (deductions)	(524)	(247)	376	64
Net interest deductions	19,862	24,444	90,515	97,476
Income (loss) before income taxes	13,274	(6,158)	(3,356)	39,016
Income tax expense (benefit)	3,195	(1,680)	3,709	14,736
Net income (loss)	10,079	(4,478)	(7,065)	24,280
Net income attributable to noncontrolling interests	1,945	772	6,021	4,628
Contribution to consolidated results attributable to Centuri	$8,134	$(5,250)	$(13,086)	$19,652

FINANCIAL STATISTICS
Market value to book value per share at quarter end		145%
Twelve months to date return on equity	-- total company	5.8%
	-- gas segment	8.1%
Common stock dividend yield at quarter end		3.5%
Customer to employee ratio at quarter end (gas segment)		927 to 1

GAS DISTRIBUTION SEGMENT	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$2,607,568	6.73%	9.30%
Southern Nevada(1)	1,780,756	7.00	9.50
Northern Nevada(1)	227,060	7.01	9.50
Southern California(2)	285,691	8.02	11.16
Northern California(2)	92,983	7.91	11.16
South Lake Tahoe(2)	56,818	7.91	11.16
Great Basin Gas Transmission Company(3)	135,460	8.30	11.80
Total/Weighted Average	5,186,336	6.98%	9.60%
(1) Effective April 2024.
(2) Authorized returns updated effective January 1, 2024, due to an Automatic Rate of Return Trigger Mechanism.
(3) Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	Year Ended December 31,
(In dekatherms)	2024	2023	2022
Residential	77,066,236	86,965,340	81,391,894
Small commercial	33,289,392	35,091,975	33,498,789
Large commercial	10,838,926	11,091,489	10,004,476
Industrial / Other	5,535,745	7,759,919	5,004,721
Transportation	92,698,389	85,685,447	92,518,734
Total system throughput	219,428,688	226,594,170	222,418,614

HEATING DEGREE DAY COMPARISON
Actual	1,669	1,952	1,828
Ten-year average	1,674	1,647	1,639
Heating degree days for prior periods have been recalculated using the current period customer mix.